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                           [DOR BIOPHARMA, INC. LOGO]


                               28101 BALLARD DRIVE
                           LAKE FOREST, ILLINOIS 60045

                              www.dorbiopharma.com

COMPANY CONTACT:
Ralph M. Ellison, M.D.
Chief Executive Officer & President
847-573-8990
rellison@dorbiopharma.com

INVESTOR RELATIONS CONTACT:
Thomas Redington
Redington, Inc
203-222-7399
info@redingtoninc.com

               DOR BIOPHARMA ENTERS INTO AGREEMENTS FOR A PRIVATE
                            PLACEMENT OF $5.4 MILLION

                FINANCING LED BY TOP TIER BIOTECHNOLOGY INVESTORS

Lake Forest, IL - July 18, 2003, DOR BioPharma Inc. (AMEX: DOR) announced that it has entered into definitive agreements for the sale of securities in a private placement to selected institutional and accredited investors for gross proceeds of approximately $5.4 million.

The financing was led by OrbiMed Advisors, LLC. and included several other top tier biotech investors, including Perceptive Life Sciences Fund, Wexford Capital, Height Capital, Eagle Advisors, and A.M. Pappas & Company. Paramount Capital, Inc. acted as the placement agent for this transaction.

Under the terms of the financing, DOR sold 6,796,919 shares and warrants to purchase 6,796,919 shares of Common Stock. The warrants are exercisable at $.8756 per share for a period of 5 years, subject to accelerated expiration if the price of the Common Stock is at or above $2.62 per share for 20 consecutive trading days. Upon the exercise of all the warrants the company would receive additional gross proceeds of approximately $5.9 million. This financing is subject to stockholder approval of the transaction and of an amendment to the Company's charter to increase the authorized shares of Common Stock. The Company will seek these approvals at its annual meeting of stockholders, expected to occur in August.

The Company plans to use the proceeds from the financing for (i) continuation of work on the Company's drug and vaccine development programs, (ii) technology license fees, and (iii) general corporate purposes.

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Dr. Ralph Ellison, Chief Executive Officer of DOR stated, "We are very pleased with the confidence and strong interest shown by investors in DOR. This financing, when completed, should allow us to aggressively pursue our corporate goals of completing the pivotal phase 3 trial of our lead product orBec(R), and to continue work on our bioterror vaccines against Ricin and Botulinum Toxin."

The securities have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

DOR BIOPHARMA, INC.

DOR BioPharma, Inc. is a specialty pharmaceutical company specializing in the oral and nasal delivery of drugs and vaccines. DOR is currently developing vaccines against Ricin Toxin and Botulinum Toxin. DOR's lead product, orBec(R) (oral beclomethasone diproprionate), is currently in a pivotal phase III clinical trial for the treatment of intestinal graft-vs.-host disease. For further information regarding DOR BioPharma, please visit the company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of
Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities, including the benefits to the company of these financing. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "plans," "should," "would," will" or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, particularly in light of the significant uncertainty inherent in developing mucosally administered vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will consummate the financing described above, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully enter into profitable biodefense contracts with the U.S. Department of Defense and other countries, patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB, Form 10-KSB and Form 8-K. Except as expressly required by the Federal Securities laws, DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future event or, changed circumstances or for any other reason.